Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

Sakthi Global Holdings Ltd., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is Sakthi Global Holdings Ltd.

2. That a Certificate of Amendment

                (Title of Certificate Being Corrected)

was filed by the Secretary of State of Delaware on April 5, 2019, and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate is: The Certificate of Amendment was filed in error by the Corporation, such that the name of the Corporation be reverted to its previous name, Token Communities Ltd.

4. Article First of the Certificate is corrected to read as follows:

“The name of the Company shall be Token Communities Ltd.”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 22nd day of July, A.D. 2020.

By:
Authorized Officer

Name:	David Chen
Print or Type

Title:	President/CEO